Exhibit 5.1

February 2, 2022

Cemtrex, Inc.

30-30 47th Avenue

Long Island City, NY 11101

Re: Cemtrex, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel for Cemtrex, Inc, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2022, and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the Company’s offering of 250,000 shares of Series 1 Preferred Stock.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 250,000 shares of Series 1 Preferred Stock to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company as dividends under the Company’s Certificate of Designation, as amended, for the Series 1 Preferred Stock.

This opinion is based on Delaware general corporate law, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

Very truly yours,

/s/ Scott Doney
Scott Doney, Esq.

CONSENT

I HEREBY CONSENT to the use of my opinion and reference in “Experts” in connection with the Registration Statement on Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, Cemtrex, Inc.

Very truly yours,

/s/ Scott Doney
Scott Doney, Esq